MEMORANDUM OF
ASSET PURCHASE

This Memorandum of Asset Purchase (the "Agreement") is executed on December 1, 2006, by and between (i) Citizens Mortgage Corp., a Texas corporation, and (ii) First Preference Mortgage Corp., a Texas corporation.

W I T N E S S E T H:

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby memorialize the terms and conditions pursuant to which Purchaser acquired certain assets from Seller:

Section 1.        Definitions.     As used in this Agreement, each of the following terms shall have the indicated meaning:

"Acquired Assets" shall the following items: (i) the furniture, fixtures, equipment, supplies, computer hardware, computer software, cell phones, printers, and fax machines identified on Exhibit A; (ii) the retail and wholesale loan production operations and going concern value of Seller; provided, however, Buyer is not assuming any obligation to make any loan or fulfill any commitment made by Seller.

"Effective Date" shall mean May 1, 2006.

"Code" means the Internal Revenue Code of 1986, as amended.

"Purchaser" shall mean Citizens Mortgage Corp.

"Retained Liabilities" shall have the meaning assigned to it in Section 4 of this Agreement.

"Seller" shall mean First Preference Mortgage Corp.

Section 2.        Sale and Purchase of Assets.

            (a)        Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser and Purchaser purchases from Seller the Acquired Assets.  The sale, transfer, conveyance, assignment and delivery of the Acquired Assets shall be free and clear of any lien, security interest, pledge, encumbrance or claim of any kind whatsoever.

(b)        At any time and from time to time after the date hereof, at Purchaser's request and without further consideration, the Seller will execute and deliver such other instruments of sale, transfer, assignment, confirmation, and conveyance and take such action as Purchaser may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Purchaser, and to affirm Purchaser's title to, the Acquired Assets, to put Purchaser in actual possession and operating control of the Acquired Assets, and to assist Purchaser in exercising all rights with respect thereto.

Section 3.        Purchase Price.

(a)        The purchase price for the Acquired Assets shall be $333,873, payable as follows: (i) $78,873 in immediately available funds on the date hereof and (ii) the balance of $255,000 to be evidenced by a promissory note dated of even date herewith, payable in one installment of $35,000 due on March 15, 2007 and equal quarterly principal installments of $20,000 each, plus accrued interest, beginning on June 15, 2007 and continuing quarterly thereafter until and including December 15, 2009 thereafter.

 (b)        Purchaser shall agree upon an allocation of the purchase price (and all other capitalized costs) among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Section 4.        Assumption of Certain Liabilities and Contractual Agreements.

Purchaser is not assuming or agreeing to pay, perform or discharge any debts, liabilities, commitments or obligations of Seller or the Acquired Assets, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Effective Date hereunder or which arise after the Effective Date but which are based upon or arise from any act, transaction, circumstance, state of facts or other condition which occurred or existed on or before the Effective Date, whether or not then known, due or payable (the "Retained Liabilities").  Seller shall retain, and be solely responsible for paying or otherwise discharging or satisfying, all such Retained Liabilities.  Seller shall indemnify, defend and hold Purchaser harmless from and against the Retained Liabilities and from any loss, cost or expense (including attorneys' fees) which Purchaser might suffer or incur in connection therewith.

Section 5.        Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

(a)        Organization, Standing and Qualification. Seller (i) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, (ii) has full power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties, (iii) is duly qualified and licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary; and (iv) holds all necessary licenses and other authorizations to conduct its business as presently conducted.

(b)        No Conflict Without Other Instruments.  Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Seller is a party or by which Seller may be bound or affected.  Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(c)        Execution, Delivery and Performance of Agreement; Authority.   Seller has the full power and authority to enter into this Agreement and the documents to be executed pursuant hereto and to carry out the transactions contemplated hereby.  All proceedings required to be taken by Seller to authorize the execution and delivery of this Agreement and the agreements relating hereto and the consummation of the transactions contemplated hereby have been properly taken, and this Agreement and the documents to be executed pursuant hereto constitute or will upon execution constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

(d)        Taxes.  All taxes, including, without limitation, income, property, sales, use, franchise, added value, premium, employees' income withholding taxes, social security and unemployment  taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due, payable or owed by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been duly made. Seller has not been delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and Seller does not have any tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim.

(e)        Compliance with Laws and Other Instruments.  Seller  has complied with, and is in compliance with, all laws, rules, regulations, ordinances, orders, judgments and decrees now or heretofore applicable to its business, properties or operations as presently or heretofore conducted. Seller is not in default under the terms of any material outstanding contract,  agreement, lease, license or other commitment, nor has any event occurred which, with or without the passage of time, may be or become an event of default, and neither the ownership nor use of the properties of Seller, nor the conduct of the business of Seller conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any material lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which any Seller  is are a party or by which any of them may be bound or affected.

(f)         Title to and Condition of Properties.  Seller has good and marketable title to all the properties and assets that such Seller owns or uses in its business or purports to own, including, without limitation, the Acquired Assets.  None of such Acquired Assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of the normal operations of Seller and (C) have arisen only in the ordinary course of business.  All of the Acquired Assets are in good operating condition and repair, is suitable for the purposes used, is adequate and sufficient for all current operations of such Seller and is directly related to the business of the Seller.

(g)        Brokerage Fees.  Seller has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby.

Section 6.        Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to the Seller that:

(a)        Organization. Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and the related agreements referred to herein and to carry on its business as now being conducted and to own, lease or operate its properties, (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary; and (iv) holds all necessary licenses and other authorizations to conduct its business as presently conducted.

(b)        Approvals; Authority. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated herein, and no further corporate proceedings of Purchaser are needed to execute and deliver this Agreement and consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and is a duly authorized, valid, legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

(c)        No Conflict Without Other Instruments. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of the articles of incorporation or bylaws of Purchaser, or any material franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which it is a party or by which it may be bound or affected.

Section 7.        Additional Agreements.

(a)        Proration.  The following items shall be prorated as of the Effective Date with Seller being responsible for and receiving the benefit of such items to the extent they relate to a period prior to the Effective Date and Purchaser being responsible for and receiving the benefit of such items to the extent they relate to periods after the Effective Date:  (i)  personal property taxes with respect to the Acquired Assets applicable to the 2006 tax year which shall be prorated on the basis of a 365-day year based on the most recent personal property tax bills received by Seller; (ii) water charges, sewer, rents, electricity, steam, gas and telephone and other like utility charges which shall be prorated based on the number of days before and after the Effective Date covered by the bills paid; and (iii) periodic governmental or quasi-governmental fees for licenses or permits relating to the Acquired Assets which are transferable and which are properly transferred to Purchaser in respect to the Acquired Assets.

Section 8.        Obligations Following Effective Date.  Following the Effective Date:

(a)        Seller shall execute and deliver such documents, and take such other action as shall be reasonably requested by Purchaser to carry out the transactions contemplated by this Agreement.

(b)        Seller shall make available to Purchaser the books and record of Seller with respect to the Acquired Assets.

Section 9.        Indemnification.

(a)        Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

(i)         any and all loss, liability or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by   Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

(ii)        the Retained Liabilities; and

(iii)       any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(b)        Purchaser hereby indemnifies and agrees to hold Seller harmless from, against and in respect of (and shall on demand reimburse Seller for):

(i)         any and all loss, liability or damage suffered or incurred by Seller by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Purchaser contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto or in connection herewith;

(ii)        any and all debts, liabilities or obligations of Purchaser (other than Retained Liabilities), direct or indirect, fixed, contingent or otherwise, which arise after the Effective Date and which are based upon or arise from any act, transaction, circumstance, state of facts or other condition which arise after the Effective Date; and

(iii)       any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(c)        The following procedures shall be used in connection with a claim for indemnification with respect to third party claims:

(i)         Promptly after receipt by an indemnified party of notice of the commencement of any action covered under subsections (a) or (b) above, such indemnified party shall give notice to the indemnifying party of the commencement of such action.  However, the failure to so notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced by any delay or failure to give such notice.

(ii)        The indemnifying party shall be entitled to participate in any action for which indemnity is sought and may assume the defense of the action with counsel satisfactory to such indemnified party.  If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.

(iii)       If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party.

(iv)       If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interest which renders it inappropriate for the same counsel to represent both the indemnifying party and indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party.  However, if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties.

(v)        If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

(d)        No claim for indemnification under this Section 9 may be made after four (4) years from the Effective Date, except that claims for indemnification from the Seller may be made by the Purchaser at any time after the Effective Date and prior to the expiration of the applicable statute of limitations for breach of any of the representations and warranties of the Sellers (and indemnification therefor) contained in Section 5(d) and Section 5(f).

Section 10.      Miscellaneous.

(a)        Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

(b)        Assignment.  Neither this Agreement nor any right created hereby shall be assignable by either party hereto without the prior written consent of the other party; provided however, Purchaser may assign this Agreement in whole or in part to a wholly owned subsidiary without any consent from Seller.

(c)        Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 10. All communications must be in writing and addressed as follows:

IF TO PURCHASER:

Citizens Mortgage Corp.
102 W. Bluff
P. O. Box 109
Woodville, Texas 75979
Attention:  Bud LaCombe
Telecopy:  409/283-7834

IF TO SELLER:

First Preference Mortgage Corp
800 Washington Avenue
Waco, Texas 76701
Attention:  David W. Mann
Telecopy: 254/757-0306

Any party may change its address by written notice given to the other parties.

(d)        Entire Agreement.  This Agreement' and the exhibits hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this Section.

(e)        Costs, Expenses and Legal Fees.  The Parties shall each pay their or its own expenses (including, without limitation, legal and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

(f)         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(g)        Survival of Representations, Warranties and Covenants.  The consummation of the transactions described herein shall by virtue of such consummation alone constitute a restatement of the representations and warranties contained herein or in any document delivered pursuant hereto, and further shall constitute a representation and warranty at the time of said delivery that Seller have fully complied with the terms, provisions and covenants contained herein applicable to Seller and that Purchaser has fully complied with the terms,  provisions and covenants herein applicable to Purchaser.  The representations, warranties and covenants contained herein shall survive the closing of this transaction and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and shall survive the closing and any investigation made by any party hereto or on its behalf.

(h)        Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Texas.  The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction within McLennan County, Texas.

(i)         Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(j)         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(k)        Dispute Resolution.  Seller and the Purchaser agree that if any claim, action, dispute or controversy of any kind arises out of or relates to this Agreement, prior to seeking any other remedies, including litigation, the aggrieved party shall give written notice to the other parties hereto describing the disputed issue. Within ten (10) days after the receipt of such a notice the parties shall mutually appoint a single mediator to assist in the resolution of the dispute. If the parties cannot agree upon a mediator, any party shall have the right to apply to the American Arbitration Association ("AAA") for a single mediator to be appointed to mediate the dispute in accordance with the rules applicable to AAA sponsored proceedings and, upon the appointment of such a mediator by AAA, such mediator shall be deemed to be accepted by the Seller and Purchaser. Within twenty (20) days after the appointment of a mediator, either by the parties or, if necessary, by AAA, the parties shall meet one or more times with such mediator in an effort to resolve the matters in dispute. If after such meeting or meetings any aspect of the dispute remains unresolved for a period of an additional ten (10) days, the parties shall be entitled to pursue whatever other remedies may be available to them, subject to the terms of this Agreement. The costs and expenses of the mediator shall be borne equally by the parties to the dispute.

 (l)         Waiver of Jury Trial

THE SELLER AND PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE SELLER AND PURCHASER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(Signature page to follow.)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PURCHASER

CITIZENS MORTGAGE CORP.

By:_____________________________________________
      Name:________________________________________
      Title:__________________________________________

SELLER

FIRST PREFERENCE MORTGAGE CORP.

By:________________________________________________
      Name:________________________________________
      Title:_________________________________________

First Preference Mortgage Corp.
Asset List
By Location
Exhibit A

Location	Qty	FF&E

Corp	All	Closed racks
Corp	All	Open racks
Corp	All	3 Com Switchs
Corp	All	Board Room Table and chairs
Corp	All	Bookshelves
Corp	All	Cafeteria folding tables
Corp	All	Calculators
Corp	All	Chairs
Corp	All	Cisco Routers
Corp	All	Credenza
Corp	All	Cubicles (Short)
Corp	All	Desks, Tables, Credenzas and Chairs
Corp	All	Desktop Computers
Corp	All	End Tables
Corp	All	Epson Printers
Corp	All	Fax Machines
Corp	All	Lamps
Corp	All	Laptop Computers
Corp	All	File Cabinets
Corp	All	Phone system
Corp	All	Pictures
Corp	All	Plants
Corp	All	Printers
Corp	All	Servers
Corp	All	Shelves in computer area
Corp	All	UPS

OK	All	Cisco Firewall
OK	All	Cisco Switch
OK	All	Desks, Tables, Credenzas and Chairs
OK	All	Desktop Computers
OK	All	Fax Machines
OK	All	Laptop Computers
OK	All	Printers
OK	All	Servers
OK	All	UPS

First Preference Mortgage Corp.
Asset List
By Location
Exhibit A

Location	Qty	FF&E

Tyler	All	Cisco Firewall
Tyler	All	Cisco Switch
Tyler	All	Desks, Tables, Credenzas and Chairs
Tyler	All	Desktop Computers
Tyler	All	Fax Machines
Tyler	All	Laptop Computers
Tyler	All	Printers
Tyler	All	Servers
Tyler	All	UPS

Victoria	All	Cisco Firewall
Victoria	All	Cisco Switch
Victoria	All	Desks, Tables, Credenzas and Chairs
Victoria	All	Desktop Computers
Victoria	All	Fax Machines
Victoria	All	Laptop Computers
Victoria	All	Printers
Victoria	All	Servers
Victoria	All	UPS

Waco	All	Cisco Firewall
Waco	All	Cisco Switch
Waco	All	Desks, Tables, Credenzas and Chairs
Waco	All	Desktop Computers
Waco	All	Fax Machines
Waco	All	Laptop Computers
Waco	All	Printers
Waco	All	Servers
Waco	All	UPS
Software
All	All	Microsoft Office 2003 Prof
All	All	Microsoft Exchange
All	All	Windows Server 2003
All	All	Sql 2000
All	All	Symantec Anti-virus
All	All	Win XP Pro
All	All	Terminal Server
All	All	Microsoft Office XP with Front Page
All	All	Adobe Professional